EXHIBIT 4.1
                          SECURITIES PURCHASE AGREEMENT


     THIS SECURITIES PURCHASE AGREEMENT, dated as of _______, 2005, is entered into by and between PROVECTUS PHARMACEUTICALS, INC., a Nevada corporation, with headquarters located at 7327 Oak Ridge Highway, Suite A, Knoxville, TN 37931 (the "Company"), and _______________(the "Purchaser").

                                R E C I T A L S :

     WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration for offers and sales to accredited investors afforded, inter alia, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

     WHEREAS, the Company wishes to sell to the Purchaser and the Purchaser wish to buy from the Company shares of the Common Stock, $.001 par value, of the Company (the "Common Stock"), together with the Warrants (as defined below) exercisable for the purchase of shares of Common Stock;

     NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. AGREEMENT TO PURCHASE; PURCHASE PRICE.

a. Purchase.

(i) Subject to the terms and conditions of this Agreement and the other Transaction Agreements (as defined below), the Purchaser hereby agree to pay to the Company a purchase price of $.75 per share of Common Stock for ____________ (_______) shares (the "Shares"), for a total purchase price of
     ____________ ($_______) (the "Purchase Price"). The Purchase Price shall be within five (5) days of the Closing Date (as defined below). The Company shall issue Certificates (as defined below) representing the Shares, and each Share shall have a Warrant attached, as provided below.

     (ii) The Purchase Price shall be payable in United States Dollars.

b. Certain Definitions. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

     (i)  "1933 Act" means the Securities Act of 1933.

     (ii) "1934 Act" means the Securities Act of 1934.


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     (iii)"Affiliate"  means,  with respect to a specific  Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

     (iv) "Broker" means Network 1 Financial Securities, Inc.

     (v) "Certificates" means the Shares and the Warrants, each duly executed by the Company and issued on the Closing Date in the name of the Purchaser.

     (vi) "Closing Date" means the date of the closing of the purchase and sale of the Shares and Warrants, as provided herein.

     (vii)"Company Control Person" means each director, executive officer, promoter, and such other Persons as may be deemed in control of the Company pursuant to Rule 405 under the 1933 Act or Section 20 of the 1934 Act.

     (vii b)  "Effective  Date"  means the  effective  date of the  Registration
          Statement covering the Registrable Securities.


     (viii) "Holder" means the Person holding the relevant Securities at the relevant time.

     (ix) "Last Audited Date" means December 31, 2004.

     (x) "Material Adverse Effect" means an event or combination of events, which individually or in the aggregate, would reasonably be expected to (w) adversely affect the legality, validity or enforceability of the Securities or any of the Transaction Agreements, (x) have or result in a material adverse effect on the results of operations, assets, prospects, or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, (y) adversely impair the Company's ability to perform fully on a timely basis its obligations under any of the Transaction Agreements or the transactions contemplated thereby, or (z) materially and adversely affect the value of the rights granted to the Purchaser in the Transaction Agreements.

     (xi) "Person" means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

     (xii) "Principal Trading Market" means The Over the Counter Bulletin Board.

     (xiii) "Purchaser Control Person" means each director, executive officer, promoter, and such other Persons as may be deemed in control of the relevant Purchaser pursuant to Rule 405 under the 1933 Act or Section 20 of the 1934 Act.

     (xiv)"Registrable Securities" has the meaning set forth in the Registration Rights Agreement, in the form annexed hereto as Annex IV, as executed by each Purchaser and the Company simultaneously with the execution of this Agreement.

     (xv) "Registration   Rights   Agreement"  means  the  Registration   Rights
          Agreement.

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     (xvi)"Registration   Statement"   has  the   meaning   set   forth  in  the
          Registration Rights Agreement.

     (xvii) "Securities" means the Shares and the Warrants.

     (xviii) "State of Incorporation" means Nevada.

     (xix)"Trading Day" means any day during which the Principal Trading Market shall be open for business.

     (xx) "Transaction Agreements" means this Securities Purchase Agreement, the Common Stock Certificate, the Registration Rights Agreement, and the Warrants and includes all ancillary documents referred to in those agreements.

     (xxi)"Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants.

c. Form of Payment; Delivery of Certificates.

     (i) On the Payment Date, the Purchaser shall pay the Purchase Price by delivering immediately available good funds in United States Dollars to the Company.

     (ii) No later than the Payment Date, but in any event promptly following payment by the Purchaser to the Company of the Payment, the Company shall deliver the Certificate, each duly executed on behalf of the Company and issued in the name of the Purchaser, to the Purchaser. The Common Stock Certificate on the Payment Date shall be for _________ (_______) Shares.

d. Method of Payment. Payment shall be made by via check or wire transfer to:

                         Provectus Pharmaceuticals, Inc.
                             7327 Oak Ridge Highway
                               Knoxville, TN 37931
                            Attn: Peter R. Culpepper



     2. PURCHASER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

     The Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

     a. Without limiting Purchaser's right to sell the Shares pursuant to the Registration Statement or otherwise to sell any of the Securities in compliance with the 1933 Act, the Purchaser is purchasing the Securities and will be acquiring the Shares for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

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     b. The Purchaser is (i) an "accredited investor" as that term is defined in
Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its Affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the loss of the entire Purchase Price.

     c. All subsequent offers and sales of the Securities by the Purchaser shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration.

     d. The Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the 1933 Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

     e. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities and the offer of the Shares which have been requested by the Purchaser, including those set forth on Annex VI hereto. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Purchaser has also had the opportunity to obtain and to review the Company's filings on EDGAR listed on Annex VII hereto (the documents listed on such Annex VII, to the extent available on EDGAR or otherwise provided to the Purchaser as indicated on said Annex VII, collectively, the "Company's SEC Documents").

     f. The Purchaser understands that its investment in the Securities involves a high degree of risk.

     g. The Purchaser hereby represents that, in connection with its purchase of the Securities, it has not relied on any statement or representation by the Company or any of its officers, directors and employees or any of its attorneys or agents, except as specifically set forth herein.

     h. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

     i. This Agreement and the other Transaction Agreements to which the Purchaser is a party, and the transactions contemplated thereby, have been duly and validly authorized, executed and delivered on behalf of the Purchaser and are valid and binding agreements of the Purchaser enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

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     j. The  Purchaser has taken no action which would give rise to any claim by any Person for brokerage commission other than Network 1 Financial Securities, Inc., Broker's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby. The Company shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this paragraph that may be due in connection with the transactions contemplated hereby. The Purchaser shall indemnify and hold harmless each of the Company, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

     k. The Purchaser hereby covenants and warrants that, between the Closing Date and the date on which he or she no longer holds any of the Securities, Purchaser will not engage in any hedging transactions or shorting transactions in any securities of the Company, including the Securities.

     l. The Purchaser hereby covenants and warrants that he or she is not acting as a "group" for purposes of Section 13 of the Securities Exchange Act of 1934.

     3. COMPANY REPRESENTATIONS, ETC. The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, except as otherwise provided in the Annex VI hereto or in the Company's SEC Documents:

     a. Rights of Others Affecting the Transactions. There are no preemptive rights of any shareholder of the Company, as such, to acquire the Shares or the Warrants. No party has a currently exercisable right of first refusal which would be applicable to any or all of the transactions contemplated by the Transaction Agreements.

     b. Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have or result in a Material Adverse Effect. The Company has registered its stock and is obligated to file reports pursuant to Section 12 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Common Stock is listed and quoted on the Principal Trading Market. The Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing and quotation on the Principal Trading Market, and the Company has maintained all requirements on its part for the continuation of such listing and quotation.

     c. Authorized Shares. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $.001 par value per share, of which approximately 17,086,052 shares are outstanding as of June 30, 2005, and (ii) 25,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are outstanding as of the date hereof. As of June 30, 2005, there were 35,586,820 shares of Common Stock outstanding on a fully diluted basis, excluding however the shares of Common Stock which would have been issued upon the conversion of the Company's Convertible Debentures. All issued and outstanding shares of

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Common Stock have been duly  authorized  and validly  issued and are fully paid.
The Company has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of the Securities. The Securities have been duly authorized and, when issued, in accordance with their terms, will be duly and validly issued, fully paid and non-assessable and, except to the extent, if any, provided by the law of the State of Incorporation, will not subject the Holder thereof to personal liability by reason of being such Holder.

     d. Transaction Agreements and Stock. This Agreement and each of the other Transaction Agreements, and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Certificates and each of the other Transaction Agreements, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

     e. Non-contravention. The execution and delivery of this Agreement and each of the other Transaction Agreements by the Company, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated by this Agreement, the Certificates and the other Transaction Agreements do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the certificate of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, or (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except where such conflict, breach or default which would not have or result in a Material Adverse Effect.

     f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the shareholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Purchaser as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

     g. Filings. None of the Company's SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Since March 1, 2002, the Company has timely filed all requisite forms, reports and exhibits thereto required to be filed by the Company with the SEC.

     h. Absence of Certain Changes. Since the Last Audited Date, there has been no material adverse change and no Material Adverse Effect, except as disclosed in the Company's SEC Documents. Since the Last Audited Date, except as provided in the Company's SEC Documents, the Company has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent

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with  past  practices;  (ii)  discharged  or  satisfied  any  material  lien  or
encumbrance  or  paid  any  material   obligation  or  liability   (absolute  or
contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to shareholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

     i. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally or as disclosed in the Company's SEC Documents) that has not been disclosed in writing to the Purchaser that would reasonably be expected to have or result in a Material Adverse Effect.

     j. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company before or by any governmental authority or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Agreements. The Company is not aware of any valid basis for any such claim that (either individually or in the aggregate with all other such events and circumstances) could reasonably be expected to have a Material Adverse Effect. There are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which the Company is a party or by which it or any of its properties is bound, that involve the transaction contemplated herein or that, alone or in the aggregate, could reasonably be expect to have a Material Adverse Effect.

     k. Absence of Certain Company Control Person Actions or Events. None of the following has occurred during the past ten (10) years with respect to a Company Control Person:

     (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such Company Control Person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

     (2) Such Company Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

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     (3) Such Company  Control Person was the subject of any order,  judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

     (i) acting, as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, any other Person regulated by the Commodity Futures Trading Commission ("CFTC") or engaging in or continuing any conduct or practice in connection with such activity;

     (ii) engaging in any type of business practice; or

     (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

     (4) Such Company Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such Company Control Person to engage in any activity described in paragraph (3) of this item, or to be associated with Persons engaged in any such activity; or

     (5) Such Company Control Person was found by a court of competent jurisdiction in a civil action or by the CFTC or SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the CFTC or SEC has not been subsequently reversed, suspended, or vacated.

     l. Prior Issues. During the twelve (12) months preceding the date hereof, the Company has not issued any stock option grants, convertible securities or any shares of its Common Stock, except as provided in Annex VI hereto or the Company's SEC Documents.

     m. No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Transaction Agreements or the
Company's SEC Documents or those incurred in the ordinary course of the Company's business since the Last Audited Date, or which individually or in the aggregate, do not or would not have a Material Adverse Effect. No event or circumstances has occurred or exists with respect to the Company or its properties, business, operations, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would
(X) change the certificate of incorporation or other charter document or by-laws of the Company, each as currently in effect, with or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (Y) materially or substantially change the business, assets or capital of the Company, including its interests in subsidiaries.

     n. No Default. Neither the Company nor any of its subsidiaries is in default in the performance or observance of any material obligation, agreement, covenant or condition

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contained in any material indenture,  mortgage,  deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

     o. No Integrated Offering. Neither the Company nor any of its Affiliates nor any person acting on its or their behalf has, directly or indirectly, at any time since November 30, 2003, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

     p. Dilution. The number of Shares issuable upon conversion of the Warrants may have a dilutive effect on the ownership interests of the other shareholders (and Persons having the right to become shareholders) of the Company. The Company's executive officers and directors have studied and fully understand the nature of the Securities being sold hereby and recognize that they have such a potential dilutive effect. The Board of Directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Warrant Shares upon exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company, and the Company will honor every Notice of Exercise (as contemplated by the Warrants), unless the Company is subject to an injunction (which injunction was not sought by the Company) prohibiting the Company from doing so.

     q. Fees to Brokers, and Others. Except for payment of fees and commissions to the Broker, payment of which is the sole responsibility of the Company, the Company has taken no action which would give rise to any claim by any Person for brokerage commission, Broker's fees or similar payments by Purchaser relating to this Agreement or the transactions contemplated hereby. Purchaser shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this paragraph that may be due in connection with the transactions contemplated hereby. The Company shall indemnify and hold harmless each Purchaser, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

     r. Certain New Transactions. For purposes of this Agreement, "New Transaction" means the offer or sale of new common stock in a capital raising or other financing transaction by or on behalf of the Company to a new investor in a transaction offered or consummated after the date hereof; provided, however, that it is specifically understood that the term "New Transaction" does not include (i) the sale of the Securities to the Purchaser, (ii) the issuance of Common Stock upon the exercise or conversion of options, warrants, or convertible securities outstanding at the date hereof or in connection with a put exercised by the Company pursuant to the terms of an equity line agreement in effect on the date hereof, (iii) the issuance of options or warrants hereafter granted to employees or consultants for compensatory purposes or the issuance of Common Stock upon the exercise of such options or warrants, (iv) the issuance of Common Stock or securities exercisable for or convertible into Common Stock in connection with a merger, acquisition or other business combination or a strategic partnering or joint venture transaction or the exercise or conversion of such securities, (v) the issuance of Common Stock or securities exercisable for or convertible into Common Stock in connection with the settlement of claims which are the subject of law suits, arbitrations and similar proceedings or the conversion or exercise of such securities, and (vi) the issuance of warrants to equipment lessors in connection with capital lease transactions or the exercise of such warrants. If within 180 days of the effective date of that certain registration statement covering the Registrable Securities, the Company consummates a New Transaction in which it sells or is deemed to sell Common Stock or securities exercisable for or convertible into Common Stock at a lower price than the Shares, or issues warrants with an exercise price lower than the Warrants, then the Company shall issue additional shares of Common Stock so that the effective price per share for the Shares equals the price of the new shares and if the Company issues warrants, the exercise price of the warrants will be lowered to the price of the new warrants.

4. CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

     a. Transfer Restrictions. The Purchaser acknowledges that (1) the Securities have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement or otherwise included in an effective registration statement, the Shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Purchaser shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the Person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other Person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

     b. Restrictive Legend. The Purchaser acknowledges and agrees that, until such time as the Common Stock has been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective Registration Statement or otherwise in accordance with another effective registration statement, the certificates and other instruments representing any of the Securities (including the Warrant Shares) shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

     c. Filings. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Securities to the Purchaser under any United States laws and regulations applicable to the Company, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Purchaser promptly after such filing.

     d. Reporting Status. So long as the Purchaser beneficially owns any of the Securities, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, shall take all reasonable action under its control to ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144(c)(2) of the 1933 Act, is publicly available, and shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination. The Company will take all reasonable action under its control to maintain the continued listing and quotation and trading of its Common Stock (including, without limitation, all Registrable Securities) on the Principal Trading Market or a listing on the NASDAQ/Small Cap or National Markets and, to the extent applicable to it, will comply in all material respects with the Company's reporting, filing and other obligations under the by-laws or rules of the Principal Trading Market and/or the National Association of Securities Dealers, Inc., as the case may be, at least through the date which is thirty (30) days after the later of the date on which all of the Warrants have been exercised or have expired.

     e. Use of Proceeds. The Company shall use the proceeds received hereunder as follows:

     (i) payment of certain fees to the Broker as described below in Section 4(i); and (ii) the remainder shall be used for general corporate purposes.

     f. Warrants. The Company agrees to issue to the Purchaser on the Payment Date transferable warrants (the "Warrants") for the purchase of a number of shares 100% to the number of Shares issued on the Payment Date, each Warrant with an exercise price of $0.75. The Warrants will expire on the date which is the fifth annual anniversary of the Payment Date. Each of the Warrants shall be in the form annexed hereto as Annex VIII, and shall have registration rights as provided in the Registration Rights Agreement.

     g. Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, a number of shares (the "Minimum Available Shares") at least equal to the number of shares issuable upon exercise of all outstanding Warrants held by all Holders.

     h. Publicity, Filings, Releases, Etc. Each of the parties agrees that it will not disseminate any information relating to the Transaction Agreements or the transactions contemplated thereby, including issuing any press releases, holding any press conferences or other forums, or filing any reports (collectively, "Publicity"), without giving the other party reasonable advance notice and an opportunity to comment on the contents thereof. Neither party will include in any such Publicity any statement or statements or other material to which the other party reasonably objects. Notwithstanding the foregoing, each of the parties hereby consents to the inclusion of the text of the Transaction Agreements in filings made with the SEC.

     i. Broker Fees. The Company shall pay to the Broker a commission in the form of cash equal in value to ten percent (10%) of the gross proceeds from the sale of the Common Stock under this Agreement, three percent (3% ) unaccountable, as well as ten percent

(10%) in common stock. Such commission is more fully described in the Broker Commission Agreement between the Company and the Broker of even date herewith.

     j. Attorneys' Fees. The Company shall bear its legal fees and expenses incurred in connection with the preparation and negotiation of the documents contemplated by this transaction. Other than the amounts contemplated in the immediately preceding sentence, each party shall pay the fees and expenses of its advisers, counsel, accountants, and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement

5. TRANSFER AGENT INSTRUCTIONS.

     a. The Company warrants that, with respect to the Securities, other than the stop transfer instructions to give effect to Section 4(a) hereof, it will give its transfer agent no instructions inconsistent with instructions to issue Common Stock from time to time, including upon exercise of the Warrants in such amounts as specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in Section 4(b) of this Agreement prior to registration of the Shares under the 1933 Act, registered in the name of the Purchaser or its nominee and in such denominations to be specified by the Purchaser in connection with each exercise of the Warrants. Except as so provided, the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way the Purchaser's obligations and agreement to comply with all applicable securities laws upon resale of the Securities. If the Purchaser provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Purchaser of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the transfer of the Securities and, in the case of the Warrant Shares, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Purchaser.

     b. Subject to the provisions of this Agreement, the Company will permit the Purchaser to exercise its right to exercise the Warrants in the manner contemplated by the Warrants.

     c. In lieu of delivering physical certificates representing the Securities, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable to the Holder by crediting the account of Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

6. CLOSING DATE.

     a. The Closing Date shall occur when each payment is received by the Company.

7. INDEMNIFICATION.

The Company agrees to indemnify and hold harmless each Purchaser and its officers, directors, employees, and agents, and each Purchaser Control Person from and against any losses, claims, damages, liabilities or expenses incurred (collectively, "Damages"), joint or several, and any action in respect thereof to which Purchaser, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Purchaser Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement, as such Damages are incurred, except to the extent such Damages result primarily from Purchaser's failure to perform any covenant or agreement contained in this Agreement or Purchaser's or its officers', directors', employees', agents' or Purchaser Control Persons' negligence, recklessness or bad faith in performing its obligations under this Agreement.

     8. JURY TRIAL WAIVER. The Company and the Purchaser hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with the Transaction Agreements.

     9. GOVERNING LAW: MISCELLANEOUS.

     a. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. The Company and each Purchaser hereby submit to the jurisdiction of any state court of competent jurisdiction in and for New York County, New York, or in the United States District Court for the Southern District of New York sitting at New York City in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court; agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court; waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety, or other security that might be required of any other party with respect thereto; and agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

     c. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

     d. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     e. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

     f. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

     g. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     h. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     i. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

     j. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

     10. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of:

     (a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

     (b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

     (c) the third business day after mailing by domestic or international express courier, with delivery costs and fees prepaid,in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):


Company:          PROVECTUS PHARMACEUTICALS, INC.
                  at its address at the head of this Agreement
                  Attn: Tim Scott
                  Telephone No.: (865) 769-4011
                  Telecopier No.: (865) 769-4013

                  with a copy to:

                  Linda Crouch
                  Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. 207 Mockingbird Lane
                  Post Office Box 3038 CRS
                  Johnson City, TN 37602
                  Telephone No.: (423) 928-0181
                  Telecopier No.: (423) 928-5694

Purchaser:        To  the  addresses  set  forth  on the Investor Questionnaires attached hereto as Annex IX.

                  with a copy to:

                  Network 1 Financial Securities, Inc.
                  2 Bridge Avenue
                  Red Bank, NJ  07701

                  Attn:  Damon Testaverde




     11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company's and the Purchaser' representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Certificates and the payment of the Purchase Price, and shall inure to the benefit of the Purchaser and the Company and their respective successors and assigns.




                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Securities Purchase Agreement has been duly executed by the Purchaser as of the date set forth below.


                                                  ------------------------------

Date:                               , 2005    By:
      ------------------------------              ------------------------------
                                              Its:
                                                  ------------------------------


As of the date set forth below, the undersigned hereby accepts this Agreement and represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf.


PROVECTUS PHARMACEUTICALS, INC.



By:
         -----------------------------------
Title:
         -----------------------------------
Date:                               , 2005
         --------------------------

                                     ANNEX I
                                PAYMENT SCHEDULE

--------------------------------------------------------------------------------
Payment Date....................             When payment is received by Company
---------------------------------- ---------------------------------------------

---------------------------------- ---------------------------------------------

---------------------------------- ---------------------------------------------

                                    ANNEX II
                        FORM OF COMMON STOCK CERTIFICATE

To be provided upon issuance of stock certificate after payment received by Company.

                                    ANNEX III
                            Intentionally Left Blank

                                    ANNEX IV
                          REGISTRATION RIGHTS AGREEMENT

                                     ANNEX V
                                 Reserved - N/A

                                     ANNEX VI
                          COMPANY DISCLOSURE MATERIALS

                                      None.

                                   ANNEX VII
                   COMPANY'S SEC DOCUMENTS AVAILABLE ON EDGAR

                          10QSB            08/15/05
                          10QSB            05/16/05
                          10KSB            03/31/05
                          10QSB            11/12/2004
                          10QSB            08/16/2004
                          10QSB            05/17/2004
                          DEF 14A          04/29/2004
                          S-2/A            04/07/2004
                          10KSB/A          03/30/2004
                          10KSB            03/30/2004
                          8-K/A            03/25/2004
                          4                03/10/2004
                          4                03/01/2004
                          4                03/01/2004
                          4                03/01/2004
                          3                02/25/2004
                          S-2              02/12/2004
                          RW               02/11/2004
                          S-3              01/16/2004
                          8-K              12/15/2003
                          4                12/10/2003
                          REGDEX           12/04/2003
                          8-K              12/02/2003
                          10QSB            11/14/2003
                          S-8              10/01/2003
                          10QSB            08/14/2003
                          8-K              06/26/2003
                          4                06/18/2003
                          4                06/02/2003
                          4                05/30/2003
                          4                05/30/2003
                          4                05/30/2003
                          4                05/30/2003
                          8-K              05/22/2003
                          10QSB            05/09/2003
                          DEF 14A          04/30/2003
                          PRER14A          04/21/2003
                          10KSB            04/15/2003
                          PRE 14A          04/08/2003
                          NT 10-K          03/27/2003
                          8-K/A            01/09/2003
                          8-K              01/03/2003
                          8-K              12/20/2002
                          8-K              12/10/2002
                          8-K              11/27/2002
                          10QSB            11/15/2002
                          S-8              09/17/2002
                          10QSB/A          09/03/2002
                          8-K              08/20/2002
                          10QSB/A          08/15/2002

                                   ANNEX VIII
                                 FORM OF WARRANT

                                    ANNEX IX
                             INVESTOR QUESTIONNAIRE